Exhibit 99.1

Consent of Jefferies LLC

The Conflicts Committee of the Board of Directors

OMP GP LLC, General Partner

Oasis Midstream Partners L.P.

1001 Fannin Street, Suite 1500

Houston, TX 77002

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of Crestwood Equity Partners LP on Form S-4 and in the consent statement of Oasis Midstream Partners LP (“Oasis Midstream”), which is part of the Amendment No. 1 to the Registration Statement, of our written opinion, dated October 25, 2021 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Summary of Risk Factors, “Summary—Opinion of Oasis Midstream Conflicts Committee’s Financial Advisor”, “Risk Factors—Risks Relating to the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Approval of the Oasis Midstream Conflicts Committee and the OMP GP Board and the Reasons for the Mergers; “The Mergers—Opinion of the Oasis Midstream Conflict Committee’s Financial Advisor”, and “The Mergers—Oasis Midstream, Crestwood and Pro Forma Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

New York, New York

December 28, 2021